Order 98-9-12
                           UNITED STATES OF AMERICA
                         DEPARTMENT OF TRANSPORTATION
                           OFFICE OF THE SECRETARY
                              WASHINGTON, D.C.

                 Issued by the Department of Transportation
                     On the 14th day of September, 1998


Essential air service at

        GLASGOW, MONTANA
        GLENDIVE, MONTANA
        HAVRE, MONTANA                            Served: September 18, 1998
        LEWISTOWN, MONTANA
        MILES CITY, MONTANA
        WOLF POINT, MONTANA                       Docket OST-1 997-2605

under 49 U.S.C. 41731 et seq.


                      ORDER TENTATIVELY RESELECTING CARRIER
                          AND ESTABLISHING SUBSIDY RATE

Summary
By this order, the Department is tentatively reselecting Big Sky
Transportation Co., d/b/a Big Sky Airlines, to provide essential air service at the seven Montana communities named above for the two-year period beginning December 1, 1998, at an annual subsidy rate of $4,697,222, and providing for objections or competing proposals from other interested carriers.

Background
By Order 97-6-13, June 13, 1997, the Department authorized Big Sky to provide subsidized service at the seven Montana communities named above by operating 17 round trips a week from Sidney to Billings and 12 round trips a week from the other six communities to Billings with 19-seat Fairchild Metro III aircraft at an annual subsidy rate of $4,793,361 through November 30, 1998. 1/

Under normal procedures when nearing the end of a subsidy rate term, we contact the incumbent carrier to determine whether it is interested in continuing service and whether it will continue to require subsidy.
We usually negotiate a new subsidy rate with the carrier, issue an order tentatively reselecting it for a new rate term at the agreed rate, and direct other parties to show cause why we should not finalize our tentative decision. Other carriers wishing to submit competing proposals are invited to do so in response to the show-cause order; if any such proposals are filed, we process them as a competitive case. Consistent with this practice, we invited Big Sky to submit a proposal for the continuation of its essential air service at the seven communities beginning December 1, 1998.

1/ See Appendix A for a map.

Carrier Proposal
Big Sky submitted a proposal in response to our request and, as a result of discussions with Department staff, has agreed to continue service the communities at an annual subsidy rate of $4,697,222 for the two-year period beginning December 1, 1998. 2/ Big Sky's service patterns would largely remain unchanged. However, the carrier does propose replacing Sidney's two-stop round trip to Billings on weekdays with a nonstop round trip to Bismarck. 3/

Community Comments
By letter dated September 1, 1998, the Montana Governor's Essential Air Service Task Force states that it strongly supports Big Sky's proposed modification in Sidney's service, but requests that Big Sky be permitted to return to the former service pattern if the proposed pattern does not prove to be economically viable.

Decision
After a thorough review of Big Sky's proposal and its recent service history, we have tentatively decided to reselect Big Sky to serve the seven Montana communities for the two-year period beginning
December 1, 1998, as proposed. The rate appears reasonable for the service to be provided, and Big Sky's performance continues to be satisfactory.
At the same time, we will authorize Big Sky's implementation of its proposed change in Sidney's service, which is supported by the community and reduces the carrier's subsidy requirement. Big Sky will retain the flexibility to revert to the former service pattern at its own discretion if the new service pattern does not meet expectations.

Carrier Fitness
49 U.S.C. 41737(b) and 41738 require that we find an air carrier fit, willing and able to provide reliable service before we compensate it for providing essential air service. We last found Big Sky fit by Order 9612-34, December 26, 1996, in connection with its essential air service at the same communities at issue here. Since then, the Department has routinely monitored the carrier's continuing fitness, and no information has come to our attention that would lead us to question its ability to operate in a reliable manner. Based on our review of its

2/ Appendix B contains details of Big Sky's compenseation requirement.
3/ At present, Sidney receives two nonstop and one two-stop (via Glendive and Miles City) round trip to Billings each weekday, and one nonstop and one two-stop round trips to Billings each weekend. Under Big Sky's proposal, Sidney would receive two nonstop round trips to Billings and one nonstop round trip to Bismarck each weekday; Sidney's weekend service would be unaffected. Big Sky projects that the additional revenue generated by the proposed change in Sidney's service will exceed the additional cost, and thus reduce its subsidy requirement by about $25,000 a year.

most recent submissions, we find that Big Sky continues to have available adequate financial and managerial resources to provide quality service at the communities at issue here, and that it continues to possess a favorable compliance disposition. The
Federal Aviation Administration has advised us that the carrier is conducting its operations in accordance with 14 CFR Part 121, and knows of no reasons why we should not find that Big Sky remains fit.

Responses to Tentative Decision
We will give interested persons 20 days from the date of this order to show cause why we should not make final our tentative decision to reselect Big Sky to provide essential air service at the seven Montana communities at the subsidy rate discussed above. We expect persons objecting to our tentative decision to support their objections with relevant and material facts. We will not entertain general, vague or unsupported objections.

Carriers interested in filing competing proposals, with or without subsidy requests, should file them within the 2O-day period set for objections. At the end of that period, our staff will docket any competing proposals, thereby making them public, and direct each carrier to serve a copy of its proposal on the civic parties and other applicants. We will give full consideration to all proposals that are timely filed. As a general matter, we request proposals that would provide at least two round trips a day from the communities to a suitable hub with twin-engine aircraft operated by two pilots.

Service History and Traffic Data
Big Sky has operated subsidized service at the seven communities since 1980, when it replaced Frontier Airlines, Inc. In November 1995, the Department reduced the level of service that it could support at the communities from 12 round trips (17 at Sidney) to 10 a week as a result of Congressional reductions in funding for the essential air service program. 4/ These reductions affected traffic; between calendar years 1995 and 1997, total traffic at the seven communities declined by 20 percent, from 33.8 to 27.1 enplanements per service day. 5/ In October 1997, increased program funding allowed the Department to resume subsidizing the earlier, pre-reduction service levels. At the same time, the Department authorized the replacement of Big Sky's older 15-seat Metro II aircraft with 19-seat Metro IIIs. 6/ During the year ended June 30, 1998, the most recent 12-month period for which data are available, the communities averaged a total of 29.4 enplanements a day, an increase of 11.4 percent over the previous 12-month period. 7/ Individually, Glasgow averaged 5.3 enplanements a day, Glendive
2.5, Havre 4.2, Lewistown 2.9, Miles City 3, 1, Sidney 7.2 and Wolf
Point 4.2.

4/ See Orders 95-11-28, November 27, 1995 and 96-2-1, February 2, 1996.
5/ See Appendix C for historical traffic data. Enplanements represent one-half of total origin-and-destination traffic, and averages are based on 313 service days (weekdays and weekends) each year.
6/ See Order 96-12-34
7/ The most recent three quarters provide a clearer traffic picture since the resumption of pre-reduction service levels and the change in aircraft. From October 1997 through June 1998, total traffic at the seven communities averaged 31.0 enplanements a day, 19.8 percent above the corresponding three quarters a year earlier by not yet as high as before the November 1995 service reductions.

Procedures for Filing Competitive Proposals
For interested carriers unfamiliar with our procedures and recommended form for supplying the necessary information, we have prepared two explanatory documents that we will make available upon request. The first describes the process for handling carrier replacement cases under 49 U.S.C. 41734(f), and discusses in detail the process of requesting proposals, conducting reviews of applicants, and selecting a replacement carrier. The second is an evidence request containing an explanatory statement, a copy of Part 204 of our regulations (14 CFR 204), and schedules setting forth our recommended form for submitting data required for calculating compensation and determining the financial and operational ability of applicants to provide reliable essential air service. (Section
204.4 describes the fitness information required of all applicants for authority to provide essential air service.) Applicant carriers that have already submitted this information in another case need only resubmit it if a substantial change has occurred. However, if there are more recent data or if there have been any changes to the information on file, carriers should provide updates of those information elements. Interested carriers that need to obtain copies of these documents may contact the Office of Aviation
Analysis at (202) 366-1053.

Other Carrier Requirements
The Department is responsible for implementing various Federal statutes governing lobbying activities, drug-free workplaces, and nondiscrimination. 8/ Consequently, all carriers receiving Federal subsidy for essential air service must certify that they are in compliance with Department regulations regarding drug-free workplaces and nondiscrimination, and those carriers whose subsidies exceed $100,000 over the life of the rate term must also certify that they are in compliance with the regulations governing lobbying activities. All carriers that plan to submit proposals involving subsidy should submit the required certifications along with their proposals. Interested carriers requiring more detailed information regarding these requirements as well as copies of the certifications should contact the Office of Aviation Analysis at
(202) 366-1053. The Department is prohibited from paying subsidy to carriers that do not submit these documents.

Community and State Comments
If we receive competing proposals, the communities and state are welcome to submit comments on the proposals at any time. Early in the proceeding, comments on the proposals'

8/ The regulations applicable to each of these three areas are (1) 49 CFR
Part 20, New Restrictions on Lobbying, implementing title 31, United States Code, section 1352, entitled "Limitation on use of appropriated funds to influence certain Federal contracting and finanical transactions"; (2) 49 CFR
Part 29, Subpart F, Drug-Free Workplace Requirements (Grants), implementing the Drug-Free Workplace Act of 1988; and (3) 49 CFR Part 21, Nondiscrimination in Federally-Assisted Programs of the Department of Transportation -- Effectuation of Title VI of the Civil Rights Act of 1964; 49 CFR Part 27, Nondiscrimination on the Basis of Handicap in Programs and Activities Receiving or Benefiting from Federal Financial Assistance; and 14 CFR Part 382 Nondiscrimination on the basis of handicap in Air Travel.

strengths and weaknesses would be particularly helpful, and the civic parties may also express a preference for a particular carrier, if they choose. In any event, after conducting rate conferences with all applicants, we will provide a summary of the conference results to the civic parties and ask them to file their final comments. 9/

This order is issued under authority delegated in 49 CFR 1.56(i).

ACCORDINGLY,

1. We tentatively reselect Big Sky Transportation Co., d/b/a Big
Sky Airlines, to provide essential air service at Glasgow, Glendive, Havre, Lewistown, Miles City, Sidney and Wolf Point, Montana, as described in Appendix D, for the period from December 1, 1998, through November 30, 2000;

2. We tentatively set the final rate of compensation for Big Sky Transportation Co., d/b/a Big Sky Airlines, for the provision of essential air service at Glasgow, Glendive, Havre, Lewistown, Miles City, Sidney and Wolf Point, Montana, as described in Appendix D, for the period from December 1, 1998, through November 30, 2000, payable as follows: for each month during which essential air service is provided, the amount of compensation shall be subject to the weekly ceiling set forth in Appendix D, and shall be determined by multiplying the subsidy-eligible arrivals and departures completed during the month by $526.89; 10/

3. We direct Big Sky Transportation Co., d/b/a Big Sky Airlines, to retain all books, records, and other source and summary documentation to support claims for payment, and to preserve and maintain such documentation in a manner that readily permits its audit and examination by representatives of the Department. Such documentation shall be retained for seven years or until the Department indicates that the records may be destroyed. Copies of flight logs for aircraft sold or disposed of must be retained. The carrier may forfeit its compensation for any claim that is not supported under the terms of this order;

4. We find that Big Sky Transportation Co., d/b/a Big Sky Airlines, continues to be fit, willing and able to operate as a commuter air carrier and capable of providing reliable essential air service at Glasgow, Glendive, Havre, Lewistown, Miles City, Sidney and Wolf Point, Montana;

5. We direct Big Sky Transportation Co., d/b/a Big Sky Airlines, and any other interested persons having objections to the selection of Big Sky to provide essential air service as described in ordering paragraph 1 above, at the rate set forth in ordering paragraph 2 above, to file such objections or competing service proposals no later than 20 days from the date of service of this order; 11/

9/ In cases where a carrier porposes to provide essential air service without subsidy and we determine that service can be reliably provided without such compensation, we do not normally hold rate conferences. Instead, we rely on the carrier's subsidy-free service as proposed.
10/ See Appendix D for the calculation of this rate, which assumes the use of the aircraft designated. If the carrier reports a sugnificant number of aircraft substitutions, revision of this rate may be required.

6. If we receive objections or competing proposals within the 20-day period, Big Sky will be compensated at the subsidy rate set forth in ordering paragraph 2 above as a final rate until all objections are resolved;

7. We will afford full consideration to the matters and issues raised in any timely and properly filed objections and service proposals before we take further action. 12/ If no objections or competing service proposals are filed, all further procedural steps will be deemed waived and this order shall become effective on the twenty-first day after its service date;

8. This docket will remain open until further order of the Department; and

9. We will serve copies of this order on the Mayors and airport managers of Glasgow, Glendive, Havre, Lewistown, Miles City, Sidney and Wolf Point, Montana; Big Sky Transportation Co., d/b/a Big Sky Airlines; and the persons listed in Appendix E.


By:





                               CHARLES A. HUNNICUTT
                            Assistant Secretary for Aviation
                              and International Affairs


(SEAL)


11/ Objections should be filed with the Documentary Services Division, SVC-124, Room PL-401, Department of Transportation, 400 7th Stree S.W.,
Washington DC 20590. Proposals to provide essential air service should be filed with the Chief, EAS & Domestic Analysis Division, X-53, Office of Aviation Analysis, Room 6417I, Department of Transportation, as the same address. Questions regarding filings in response to this order may be directed to Dennis J. DeVany at (202) 366-1061.
12/ Since we are providing for the filing of objections to this order, we will not entertain petitions for reconsideration.

                                                   Appendix A

                     GLASGOW, GLENDIVE, HAVRE, LEWISTOWN,
                MILES CITY, SIDNEY AND WOLF POINT, MONTANA,
                       AND THE SURROUNDING REGION.


Map of Montana and North Dakota showing the EAS points along with Billings and Bismarck hubs. (Unable to scan map into Edgar)

                                                     Appendix B
                                                     page 1 of 4

              Big Sky Transportation Co., d/b/a Big Sky Airlines
        Provision of Essential Air Service at Seven Eastern Montana Points
                         Annual Subsidy Requirement
               December 1, 1998, through November 30, 2000



Block Hours
          Revenue Block Hours (App. B, p.2)                  6,038
          Non-revenue Block Hours                              229
            Total                                            6,267

Operating Revenue
          Total Passenger Revenue (App. B, p.3)         $1,374,833
          Freight Revenue                                  $49,778
            Total Operating Revenue                     $1,424,611

Direct Operating Expenses
          Flying Operations     $118.00 Per BH            $739,577
          Fuel & Oil            $87.84 Per BH             $550,532
          Maintenance           $139.72 Per BH            $875,666
          Maintenance Burden                              $319,754
          Aircraft Lease        $138.78 Per BH            $869,824
          Hull Insurance        $23.12 Per BH             $144,929
          Aircraft Property Tax                           $201,617
            Total Direct Expenses                       $3,701,899

Indirect Operating Expenses
          Advertising 1/                                   $35,000
          Departure Related Costs                         $994,765
          Traffic Related Costs                           $432,413
          Capacity Related Costs                          $634,349
            Total Indirect Expenses                     $2,096,527

Total Operating Expenses                                $5,798,426

Operating Loss                                          $4,373,815
         Profit Element (at 5% of TOE)                    $289,921
         Interest                                          $33,486

Compensation Requirement                                $4,697,222



1/ Seven communities at $5,000 per community.

                                                     Appendix B
                                                     page 2 of 4

                        ANNUAL SCHEDULED BLOCK HOURS


HAVRE AND LEWISTOWN

Havre-Lewistown-Billings
    4 flts x (36 + 36 min)/60 x 313 service days x .96 =      1,442

GLASGOW AND WOLF POINT

Glasgow-Wolf Point-Billings
    2 flts x (22 + 60 min)/60 x 365 days x .96 =                958
Billings-Glasgow-Wolf Point-Billings
    1 flt x (54 + 22 + 60.min)/60 x 261 weekdays x .96=         568

                                                        Total 1,526

SIDNEY, GLENDIVE AND MILES CITY

Sidney-Billings
    4 flts x 65 min/60 x 261 weekdays x .96 =                1,086
    2 flts x 65 min/60 x 52 weekends x .96 =                    108
Sidney-Bismarck
    2 flts x 50 min/60 x 261 weekdays x .96 =                  417
Glendive-Miles City-Billings
    4 flts x (28 + 43 min)/60 x 261 weekdays x .96 =          1,186
    2 flts x (28 + 43 min)/60 x 52 weekends x .96 =             118
Sidney-Glendive-Miles City-Billings
    2 flts x (22 + 43 + 28 min)/60 x 52 weekends x .96 =        155

                                                     Total    3,070

TOTAL SCHEDULED BLOCK HOURS                                   6,038

                                                     Appendix B
                                                     page 3 of 4

                   ANNUAL PASSENGERS AND PASSENGER REVENUE




COMMUNITIES              PASSENGERS          AVG. FARE        REVENUE

HAVRE AND LEWISTOWN

Havre                    2,811                $64.00           $179,923
Lewistown                1,771                 38.00             67,299
                         4,582                                 $247,222

GLASGOW AND WOLF POINT

Glasgow                  3,164                $77.00           $243,611
Wolf Point               2,742                 80.00            219,401
                         5,906                                 $463,012

SIDNEY, GLENDIVE AND MILES CITY

Sidney-Billings          4,703                $70.00           $329,188
Sidney-Bismarck          2,036                 65.00            132,328
Glendive                 1,780                 58.00            103,218
Miles City               2,080                 48.00             99,865
                        10,599                                 $664,599


TOTALS                  21,087                $65.20         $1,374,833

                                                              Appendix B
                                                              page 4 of 4

                        ANNUAL SCHEDULED DEPARTURES




HAVRE AND LEWISTOWN

Havre-Lewistown-Billings
    8 dpts x 313 service days x .96                           2,404

GLASGOW AND WOLF POINT

Glasgow-Wolf Point-Billings
    4 dpts x 365 days x .96 =                                 1,402
Billings-Glasgow-Wolf Point-Billings
    3 dpts x 261 weekdays x .96 =                               752

                                                             2, 154

SIDNEY, GLENDIVE AND MILES CITY

Sidney-Billings
   4 dpts x 261 weekdays x .96 =                              1,002
   2 dpts x 52 weekends x .96 =                                 100
Sidney- Bismarck
   2 dpts x 261 weekdays x .96 =                                501
Glendive-Miles City-Billings
   8 dpts x 261 weekdays x .96 =                              2,004
   4 dpts x 52 weekends x .96 =                                 200
Sidney-Glendive-Miles City-Billings
   6 dpts x 52 weekends x .96 =                                 300

                                                              4,107


TOTAL SCHEDULED DEPARTURES                                    8,665

                                                             Appendix c
                                                            page 1 of 2


             HISTORICAL ENPLANEMENTS AT GLASGOW, GLENDIVE, HAVRE
            LEWISTOWN, MILES CITY, SIDNEY AND WOLF POINT, MONTANA





                 GLASGOW      GLENDIVE        HAVRE     LEWISTOWN
                NO.   AVG.   NO.    AVG.     NO. AVG.   NO.   AVG.

1990          1,361   4.3    641    2.0      768  2.5    325   1.0
1991          1,606   5.1    582    1.9    1,034  3.3    858   2.7
1992          2,101   6.7    695    2.2    1,176  3.8    815   2.6
1993          2,048   6.5    919    2.9    1,320  4.2  1,098   3.5
1994          1,975   6.3    844    2.7    1,535  4.9  1,165   3.7
1995          2,056   6.6    871    2.8    1,468  4.7  1,230   3.9
1996          1,756   5.6    720    2.3    1,284  4.1    963   3.1
1997          1,565   5.0    634    2.0    1,200  3.8    832   2.7

Year ended
6/30/1997     1,595   5.1    604    1.9    1,180  3.8    872   2.8
Year ended
6/30/1998     1,650   5.3    786    2.5    1,316  4.2    901   2.9

1996 3rd qtr    463          154             312         244
     4th qtr    446          183             337         275
1997 1st qtr    361          128             279         172
     2nd qtr    325          141             253         182
     3rd qtr    417          131             254         176
     4th qtr    462          235             415         302
1998 1st qtr    397          194             337         222
     2nd qtr    374          257             311         203

                                                              Appendix C
                                                             page 2 of 2


                 MILES CITY      SIDNEY     WOLF POINT      TOTAL
                 NO.    AVG.    NO.  AVG.   NO.     AVG.   NO.  AVG.

1990             516    1.6    2,031 6.5    1,111   3.5    6,753  21.6
1991             720    2.3    1,973 6.3    1,361   4.3    8,134  26.0
1992             913    2.9    2,193 7.0    1,679   5.4    9,572  30.6
1993             937    3.0    2,054 6.6    1,756   5.6   10,132  32.4
1994           1,008    3.2    2,410 7.7    1,541   4.9   10,477  33.5
1995             928    3.0    2,344 7.5    1,670   5.3   10,566  33.8
1996             831    2.7    1,750 5.6    1,469   4.7    8,771  28.0
1997             819    2.6    2,085 6.7    1,361   4.3    8,494  27.1

Year ended
6/30/97          776    2.5    1,818 5.8    1,417   4.5    8,262  26.4
Year ended
6/30/98          970    3.1    2,254 7.2    1,330   4.2    9,207  29.4

1996 3rd qtr     217             441          344          2,175
     4th qtr     218             436          382          2,277
1997 1st qtr     201             377          326          1,844
     2nd qtr     142             565          365          1,973
     3rd qtr     156             462          318          1,914
     4th qtr     321             682          352          2,769
1998 1st qtr     226             527          304          2,207
     2nd qtr     268             584          357          2,324




SOURCE: BTS Form 298-C, Schedule T-1. Enplanements represent one-half of total origin-and-destination traffic, and average enplanement per day are based on 313 service days (weekdays and weekends) each year. The total figures for all seven communities include a very small amount of traffic between the communities that is double-counted.

                                                              Appendix D
                                                             page 1 of 2

            BIG SKY TRANSPORTION CO., d/b/a BIG SKY AIRLINES
       ESSENTIAL AIR SERVICE AT GLASGOW, GLENDIVE, HAVRE, LEWISTOWN,
               MILES CITY, SIDNEY AND WOLF POINT, MONTANA


EFFECTIVE PERIOD        December 1, 1998, through November 30, 2000

SERVICE
Havre                   12 nonstop or one-stop round trips to
                         Billings each week
Lewistown               12 nonstop round trips to Billings each week
Glasgow / Wolf Point    12 nonstop or one-stop round trips to
                         Billings each week
Glendive / Miles City   12 nonstop or one-stop round trips to Billings
                         each week
Sidney                  12 nonstop round trips to Billings and 5 nonstop
                         round trips to Bismarck each week. At its own discretion, the carrier may revert to operating 5 round trips to Billings with no more than two intermediate stops in lieu of any service to Bismarck.




AIRCRAFT TYPE           Fairchild Metro III(19 seats)

TIMING OF FLIGHTS       Flights must be well-timed and well-spaced to ensure
                         full compensation
SUBSIDY RATE PER
ARRIVAL/DEPARTURE       $526.89 1/

COMPENSATION CEILING
EACH WEEK               $93,786 2/


1/ Annual compensation of $4,697,222 divided by 8,915 annual arrivals and departures at a 96 percent completion factor. For payout purposes, the Billings-Glasgow-WolfPoint-Billings round-robin flight each weekday is counted as two Glasgow-WolfPoint-Billings linear round trips involving four departures rather than three as shown in Appendix B, p.4.
2/ Subsidy rate per arrival/departure of $526.89 multiplied by 178 subsidy-eligible arrivals and departures each week.

                                                             Appendix D
                                                            page 2 of 2

                             NOTE

The carrier understands that it may forfeit its compensation for any flights that it does not operate in conformance with the terms and stipulations of the rate order, including the service plan outlined in the order and any other significant elements of the required service, without prior approval. The carrier understands that an aircraft takeoff and landing at its scheduled destination constitutes a completed flight; absent an explanation supporting subsidy eligibility for a flight that has not been completed, such as certain weather cancellations, only completed flights are considered eligible for subsidy. In addition, if the carrier does not schedule or operate its flights in full conformance with the order for a significant period, it may jeopardize its entire subsidy claim for the period in question. If the carrier contemplates any such changes beyond the scope of the order during the applicable period of these rates, it must first notify the Office of Aviation Analysis in writing and receive written approval from the Department to be assured of full compensation. Should circumstances warrant, the Department may locate and select a replacement carrier to provide service on these routes. The carrier must complete all flights that can be safely operated; flights that overfly points for lack of traffic will not be compensated. In determining whether subsidy payment for a deviating flight should be adjusted or disallowed, the Department will consider the extent to which the goals of the program are met and the extent of access to the national air transportation system provided to the community.

If the Department unilaterally, either partially or completely, terminates or reduces payments for service or changes service requirements at a specific location provided for under this order, then, at the end of the period for which the Department does make payments in the agreed amounts or at the agreed service levels, the carrier may cease to provide service to that specific location without regard to any requirement for notice of such cessation. Those adjustments in the levels of subsidy and/or service that are mutually agreed to in writing by the parties to this order do not constitute a total or partial reduction or cessation of payment.

Subsidy contracts are subject to, and incorporate by reference, relevant statutes and Department regulations, as they may be amended from time to time. However, any such statutes, regulations, or amendments thereto shall not operate to controvert the foregoing paragraph.

                                                              Appendix E

                 SERVICE LIST FOR THE STATE OF MONTANA


                    Air Wisconsin, Inc.
                    Alpine Aviation, Inc.
                    Amerijet International, Inc.
                    Barken International, Inc.
                    Big Sky Transportation Co.
                    Blue Ridge Airlines
                    Delta Connection
                    Empire Airlines, Inc.
                    Mesa Airlines, Inc.
                    Mesaba Aviation, Inc.
                    Metroflight, Inc.
                    Midway Airlines, Inc.
                    Midwest Express Airlines, Inc.
                    Northern Tier Airlines, Inc.
                    Northwest Airlink
                    Pacific Air West, Inc.
                    Renown Aviation, Inc.
                    West Isle Air, Inc.

                    Ken Bannon
                    E.B. Freeman
                    Ben Harrison
                    A. Edward Jenner
                    Keith Kahle
                    Bob Kams
                    John McFarlane
                    John Rahenberg
                    Richard A. Raymer
                    Tracy Schoenrock
                    Kevin Thomas
                    Dan Traitor
                    Gary L. White